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INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Kensey Nash Corporation on Form S-8 of our report dated August 15, 2001 (except for Note 18 for which the date is August 21, 2001), appearing in the Annual Report on Form 10-K of Kensey Nash Corporation for the year ended June 30, 2001.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 5, 2001